Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

SUMMIT FINANCIAL GROUP, INC.

AND

H. CHARLES MADDY, III

TABLE OF CONTENTS
PAGE
I.	EMPLOYMENT		2
II.	DUTIES AND RESPONSIBILITIES		2
	A.	Chief Executive Officer of Summit	2
	B.	Full Time Employment - Best Efforts	2
III.	TERM; EXTENSIONS; SEPARATION FROM SERVICE DEFINED		2
	A.	Term of Employment, Term of Agreement	2
	B.	Extension of Time of Employment	3
	C.	Separation from Service Defined	3
IV.	TERMINATION OF EMPLOYMENT BY SUMMIT OR MADDY		4
	A.	Mutual Agreement	4
	B.	Death	4
	C.	Disability	4
	D.	For Cause	4
	E.	Change in Control	4
	F.	Breach by Summit	4
	G.	Insolvency, Etc.	5
V.	COMPENSATION AND REIMBURSEMENTS		5
	A.	Base Salary	5
	B.	Incentive Pay	5
	C.	Fringe Benefits	5
	D.	Club and Organization Membership and Dues	5
	E.	Business Expenses	6
	F.	Termination Payments	6
VI.	ADDITIONAL PAYMENT BY SUMMIT		8
	A.	Gross-Up Payment	8
	B.	Determination of Gross-Up Payment	8
VII.	NONCOMPETITION AND NONSOLICITATION		9
VIII.	CONFIDENTIAL INFORMATION		10
IX.	ARBITRATION		11
X.	MISCELLANEOUS PROVISIONS		12
	A.	Notices	12
	B.	Prior Agreements	12
	C.	Amendments	12
	D.	Governing Law	12
	E.	Headings	12
	F.	Severability of Provisions	12
	G.	Indemnification	12
	H.	Authority to Execute Documents	13
	I.	Waiver of Breach	13
	J.	Binding Effect and Assignability	13
	K.	Date Payments Deemed Made	13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

SUMMIT FINANCIAL GROUP, INC.

AND

H. CHARLES MADDY, III

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), made and entered into this _31st__ day of _December_, 2008, amends and restates that certain Employment Agreement made and entered into as of the 4th day of March, 2005, by and between H. Charles Maddy, III (“Maddy”) and Summit Financial Group, Inc., a West Virginia corporation and bank holding company (“Summit”).

W I T N E S S E T H:

WHEREAS, Maddy is Chief Executive Officer and a Director of Summit and Chairman and a Director of Summit Community Bank, Inc., a state banking association (“Bank”), and

WHEREAS, the Board of Directors of Summit believe that it is in the best interests of Summit and its subsidiaries to enter into this Agreement with Maddy to ensure continuity of leadership and to ensure that Summit and its subsidiaries will have the benefit of his services as an employee of Summit and any of its affiliated companies for a reasonable period of time in the future, and

WHEREAS, Maddy is willing to provide the herein described services to Summit and its affiliates, and

WHEREAS, under Article X Section C this Agreement may be amended by a writing signed by all the parties hereto, and

WHEREAS, the parties have agreed to extend the term of this Agreement to March 4, 2012, and

WHEREAS, the parties hereto, in the interests of clarity and for other reasons stated herein, and for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), wish to amend and restate this Agreement, provided that all provisions applicable to compliance under Code Section 409A shall be effective as of March 4, 2005, and provided further that, notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, and (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Maddy, by executing this Agreement, shall be deemed to have elected the timing and form of distribution provisions of this amended and restated Agreement, and to otherwise further revise the Agreement all on or before December 31, 2008.

NOW, THEREFORE, for and in consideration of the premises, their mutual promises, and the other good and valuable consideration herein specified, the receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

I.           EMPLOYMENT

Summit employs Maddy and Maddy accepts employment as Chief Executive Officer of Summit. All employment shall be in accordance with and subject to the terms and conditions of this Agreement and is sometimes herein referred to as the “Employment.”

II.           DUTIES AND RESPONSIBILITIES

A.           Chief Executive Officer of Summit.  Maddy, as Chief Executive Officer of Summit, shall report to and shall be responsible only to the Board of Directors of Summit, and he shall have direction and control of the duties and responsibilities of all other Summit officers and employees, regardless of the title or position of any such other officer or employee, except that Summit’s Internal Auditor shall report to and shall be responsible only to the Board of Directors. As Chief Executive Officer, Maddy will perform all the duties and shall have all the responsibilities normally imposed upon and held by the Chief Executive Officer of a bank holding company. Maddy shall have the duty and responsibility of carrying out and executing the business policies of Summit as established from time to time by the Board of Directors, and he shall have such other specific duties and responsibilities relating to Summit and its affiliates as may be assigned to him from time to time by the Board of Directors.

B.           Full Time Employment - Best Efforts.  Maddy shall devote full time and his best efforts at all times to the performance of his duties for Summit and its subsidiaries.  He shall not be employed by, nor shall he devote any of his time and efforts to the furtherance of interests of any other person, firm or corporation except Summit, Summit’s subsidiaries and such other entities as may be approved by the Board of Directors of Summit.  Nothing herein shall preclude Maddy’s current level of activity with respect to Mountain Lion Land Development LLC and the management by Maddy of his personal investment portfolio.  It is contemplated that Maddy shall serve in banking, business, civic and social activities that will consume some part of his time and efforts, and such activities are encouraged and expected by Summit as part of Maddy’s position with Summit and as part of the banking, business, civic and social communities of the State of West Virginia and Virginia, and nationally.  The provisions of this Agreement are not intended to restrict such activities by Maddy so long as such activities do not interfere with his duties and responsibilities as defined in this Agreement.

III.           TERM; EXTENSIONS; SEPARATION FROM SERVICE DEFINED

A.           Term of Employment, Term of Agreement.  The term of employment of Maddy by Summit shall be until March 4, 2012, and this Agreement shall remain in force and effect during such period unless sooner terminated or extended as provided herein.  The term of this Agreement shall extend until all obligations under this Agreement have been fully performed by Maddy and Summit.

B.           Extension of Term of Employment.  The Board of Directors or a committee designated by the Board of Directors of Summit shall review this Agreement at least annually, and may, with the approval of Maddy, extend the term of this Agreement annually for additional one (1) year periods (so that the actual term of this Agreement will always be between two and three years).

C.           “Separation from Service” Defined.  “Separation from Service” means the severance of Maddy’s employment with Summit, Bank, or any other affiliate for any reason.  Maddy separates from service with Summit, Bank or any other affiliate if he dies, retires, separates from service because of Maddy’s Disability, or otherwise has a termination of employment with Summit, Bank or any other affiliate.  However, the employment relationship is treated as continuing intact while Maddy is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Maddy’s right to reemployment with Summit, Bank or any other affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and Maddy’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Maddy to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to:

(i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported Separation from Service,

(ii) in any instance in which Maddy is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”), then in such instance Maddy shall only be considered to meet the requirements of a Separation from Service hereunder if Maddy meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply,

(iii) in any instance in which Maddy is an employee and an independent contractor of Summit, Bank or any other affiliate or any combination thereof, Maddy must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Maddy provides services both as an employee and a member of the Board of Directors of Summit, Bank or any other affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether Maddy has had a Separation from Service as an employee under this Agreement, provided that no plan in which Maddy participates or has participated in his capacity as a director is an Aggregated Plan, and

(iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

IV.           TERMINATION OF EMPLOYMENT BY SUMMIT OR MADDY

The employment of Maddy may be terminated by any one of the following prior to the expiration of its normal term, provided that unless otherwise agreed to by the parties, all employment by both Summit and Bank shall be terminated simultaneously and termination of employment by either Summit or Bank shall automatically terminate employment with the other in which case Maddy shall be entitled to the benefits due and payable upon termination set forth elsewhere herein:

A.           Mutual Agreement.  By mutual agreement of the parties upon such terms and conditions as they may agree.

B.           Death.  Automatically and without action by either party, upon the death of Maddy.

C.           Disability.  By Summit upon the legal disability of Maddy, which shall mean that Maddy shall be unable to perform his duties by reason of any mental or physical disability which is expected to last at least six (6) months or result in death, as certified by Maddy’s physician and as approved by Summit.

D.           For Cause.  By Summit for cause upon giving Maddy thirty (30) days advance notice of such termination, specifying the cause of termination. For purposes of this Agreement, “Cause” shall mean: (i) excessive absenteeism without approval of Summit not caused by disability; (ii) gross or willful neglect of duty resulting in substantial harm to Summit after Maddy has been given written direction and reasonable time to perform such duties; (iii) any acts or omissions on the part of Maddy which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally; or (iv) Maddy’s negligence, malfeasance or misfeasance in the performance of Maddy’s duties that can reasonably be expected to have an adverse impact on the business of Summit or its affiliates, including but not limited to the reasonable financial objectives established by the Board of Directors of Summit.

E.           Change of Control.  By Maddy or Summit as set forth in the Change in Control Agreement upon a Change of Control as defined in the Change in Control Agreement attached hereto as Exhibit A.

F.           Breach by Summit.  By Maddy in the event of a material breach by Summit of any of the terms or conditions of this Agreement, in which case the noncompetition and nonsolicitation provisions set forth in Section VII of this Agreement shall not apply.

G.           Insolvency, Etc.  By Maddy, in the event of the business failure, insolvency, bankruptcy, or assignment for the benefit of creditors of or by Summit or Bank not attributable to Maddy, in which case the noncompetition and nonsolicitation provisions set forth in Section VII of this Agreement shall not apply.

V.           COMPENSATION AND REIMBURSEMENTS

A.           Base Salary.  Summit shall pay Maddy for his service to both Summit and Bank, a base salary at an annual rate not less than $350,000, payable in equal semi-monthly installments (the “Base Salary”).  Maddy’s performance shall be evaluated by the Nominating and Compensation Committee of Summit at least once each twelve month period, and such evaluation shall be the basis of determining whether the compensation payable to Maddy shall be increased in the judgment of such committee directors.  Upon review and extension of the Agreement as provided in Section III, above, the Base Salary shall be adjusted to reflect any increase in compensation above the initial base salary in effect for that year.  All references to Base Salary in this Agreement and the Change in Control Agreement shall include subsequent increases.  No decreases in the Base Salary shall be permitted during the term.  In addition, for service as a member of the Boards of Directors of Summit or any of Summit’s subsidiaries or affiliates, or their respective committees, Maddy shall receive such sums as may be paid to members and officers of such boards for their services.

B.           Incentive Pay.  In addition to the Base Salary herein provided for, Maddy shall be entitled to receive incentive compensation from Summit in accordance with plans adopted by its Board of Directors; provided, however, that any such plans, if required to be aggregated for Code Section 409A purposes with this Agreement or any other agreement between Maddy and Summit, Bank, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.  The Board of Directors agrees that Mr. Maddy’s bonus opportunities will not be less than the opportunities currently available to him under the Summit bonus plan in place at the time of execution of this Agreement or any extension thereof.

C.           Fringe Benefits.  Summit shall afford to Maddy the benefit of all fringe benefits afforded to other Summit or bank officers, such as pension, life insurance, health and accident insurance benefits, vacation and sick leave; provided, however, that any such fringe benefits, if required to be aggregated for Code Section 409A purposes with this Agreement or any other agreement between Maddy and Summit, Bank, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

D.           Club and Organization Membership and Dues.  Summit shall maintain the cost of stock or membership certificate and the cost of the initiation fee for memberships for a family (general membership) in one or more country clubs in the trade areas of Summit, which Maddy shall select, plus dues, assessments and other costs of maintaining such memberships. Summit shall also pay Maddy’s membership fees and dues in banking, business, civic, professional (including continuing professional education requirement to maintain his public accountant’s license), and social organizations in which Maddy is a participating member.  The benefits provided under this Article V Section D during Maddy’s taxable year shall not affect the benefits to be provided in any other taxable year.  The right to benefits under this Article V

Section D is not subject to liquidation or exchange for another benefit.  In addition, the right to benefits under this Article V Section D is subject to the provisions of Article V Section F 8, to the extent applicable.  The benefits under this Article V Section D shall cease upon Separation from Service of Maddy.
E.           Business Expenses.  Summit shall reimburse Maddy for all reasonable expenses incurred by Maddy in carrying out his duties and responsibilities, all provided such expense is incurred by Maddy prior to Separation from Service, including furnishing an automobile of Maddy’s choice for use by Maddy, with the costs of purchase, maintenance and operation to be borne by Summit provided that unless otherwise approved by the Board of Directors, the cost of such automobile shall not exceed $75,000, adjusted annually for inflation.  The reimbursement of an eligible expense shall be made by Summit no later than the last day of Maddy’s taxable year during which the expense was incurred, or if later, the fifteenth day of the third month after such expense was incurred, and Maddy is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which Summit is required to provide reimbursement for such expense hereunder.  The amount of expenses eligible for reimbursement under this Article V Section E during Maddy’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  The right to reimbursement under this Article V Section E is not subject to liquidation or exchange for another benefit.  In addition, the right to reimbursement of eligible expenses under this Article V Section E is subject to the provisions of Article V Section F 8, to the extent applicable.

F.           Termination Payments.  In the event of termination of Maddy’s employment prior to expiration of the term of this Agreement, Maddy or his family shall be compensated as follows:

1.          If terminated and Maddy shall Separate from Service under Article IV, Section A of this Agreement (mutual agreement), then such amount as the parties shall agree in writing, subject to Article V Section F 8 to the extent applicable; provided, however, that any such written mutual agreement, if required to be aggregated for Code Section 409A purposes with this Agreement or any other agreement between Maddy and Summit, Bank, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

    2.           If terminated under Article IV, Section B (death), of this Agreement, then Summit shall pay Maddy’s beneficiary (to be designated in a form attached to this Agreement), or in the absence of a designated beneficiary, Maddy’s estate, in a lump sum, on the first day of the second month following date of death, an amount equal to three (3) times the Base Salary in effect for the year in which death occurs.  Summit further agrees to provide health benefits to the extent permitted under Summit’s health benefit plans to Maddy’s spouse and dependent children for a period of one (1) year following Maddy’s death.  Notwithstanding any other provisions of this Agreement, (i) in-kind health benefits provided under this Article V Section F 2 during any taxable year of Maddy, his spouse or dependent children shall not affect the in-kind health benefits to be provided under this Article V Section F 2 in any other taxable year; (ii) if the provision of health benefits under this Article V Section F 2 is to be done by means of reimbursement, the reimbursement of an eligible health benefit expense under this Article V Section F 2 must be made on or before the last day of the spouse’s or dependent children’s taxable year following the taxable year in which the expense was incurred, and (iii) no rights to reimbursement or in-kind health benefits under this Article V Section F 2 shall be subject to liquidation or exchange for any other benefit.

3.           If terminated and Maddy shall Separate from Service under Article IV, Section C (Disability), of this Agreement, then Summit shall pay Maddy in a lump sum on the date of Separation from Service, subject to Article V Section F 8 to the extent applicable, an amount equal to three (3) times the Base Salary in effect for the year in which Separation from Service occurs.

4.           If terminated and Maddy shall Separate from Service under Article IV, Section D(iv) (for cause), then Summit shall pay Maddy in a lump sum on the date of Separation from Service, subject to Article V Section F 8 to the extent applicable, an amount equal to the Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination.

5.           If terminated under Article IV, Section D(i) - (iii) (for cause), or any combination of D(i), (ii), or (iii) or if voluntarily terminated by Maddy and there is no material breach by Summit, Summit shall pay Maddy’s Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.  Such payment shall be made to Maddy within the taxable year in which such Base Salary is earned, or if later no later than 2 ½ months after the date of Maddy’s termination under this subparagraph.

6.           If terminated and Maddy shall Separate from Service pursuant to Article IV, Section F (material breach by Summit), then Summit shall pay Maddy in a lump sum on the date of Separation from Service, subject to Article V Section F 8 to the extent applicable, an amount equal to two (2) times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination.

7.           If terminated pursuant to the provisions of the Change in Control Agreement attached hereto as Exhibit A, Maddy shall be entitled to the compensation set forth therein.

8.           Six-Month Delay.  Notwithstanding any other provisions of this Article V Section F, or any other provision of this Agreement, or any provision of the Change in Control Agreement attached hereto as Exhibit A, if Maddy is a Specified Employee (within the meaning of Code Section 409A) on Maddy’s date of Separation from Service, then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Maddy’s Separation from Service other than by death, under any provision of this Agreement or of said Change in Control Agreement, and such payment of deferred compensation is to be made within six months after Maddy’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Maddy (other than by death,) provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six months after such Separation from Service of Maddy (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Agreement or any other provision of said Change in Control Agreement, on the date which is six months after such Separation from Service of Maddy (other than by death), with the remaining installments to continue thereafter until fully paid hereunder or under said Change in Control Agreement, as the case may be.  Notwithstanding any of the foregoing, or any other provision of this Agreement or of said Change in Control Agreement, no payment of deferred compensation upon or based upon Separation from Service may be made under this Agreement or under said Change in Control Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, if Maddy is a Specified Employee on Maddy’s date of Separation from Service.  This Article V Section F 8 shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

9.           The payments provided for in the event of Maddy’s termination are in the nature of additional compensation and liquidated damages and upon termination, Maddy shall have no obligation to mitigate damages incurred by him in connection with such termination and he shall be absolutely entitled to receive said payments.  Upon termination, Summit shall not be liable to Maddy for any further payments for other damages or compensation, except liabilities to Maddy incurred prior to termination under Article V, Section C, E and F, if any, of this Agreement.

VI.           ADDITIONAL PAYMENT BY SUMMIT

A.           Gross-Up Payment.  Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Summit and any of its subsidiaries and affiliates to or for the benefit of Maddy (whether paid or payable or distributed or distributable pursuant to this Agreement, the Executive Salary Continuation Agreement between Summit and Maddy, the Change in Control Agreement between Summit and Maddy, or any other agreement, contract, plan or arrangement, but determined without regard to any additional payments required under this Article VI) (any such payments and distributions collectively referred to as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereinafter be imposed or any interest and penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Summit shall pay to Maddy an additional payment (the “Gross-Up Payment”) equal to one hundred percent (100%) of the Excise Tax and one hundred percent (100%) of the amount of any federal, state and local income taxes and Excise Tax imposed on the Gross-Up Payment, all provided that any and all such Gross-Up Payment or Payments shall be paid to Maddy thirty (30) days after Maddy remits the taxes with respect to which such Gross-Up Payment is made, all subject to the provisions of Article V Section F 8 to the extent applicable.

B.           Determination of Gross-Up Payment.  All determinations required to be made under this Article VI, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent accountants selected by Summit to audit its financial statements (the “Accounting Firm”) which shall provide either before or no later than twenty (20) days after Maddy remits any such taxes, detailed supporting calculations both to Summit and Maddy.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a “change in control,” Maddy shall appoint another nationally recognized accounting firm to make, either before or no later than twenty (20) days after Maddy remits any such taxes, the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Summit.

VII.           NONCOMPETITION AND NONSOLICITATION.

In consideration of the covenants set forth herein, including but not limited to the payments set forth in Article V Section F and the Change in Control Agreement attached as Exhibit A, Maddy agrees as follows:

A.           For a period of two (2) years after Maddy’s employment with Summit is terminated for any reason other than for cause under Article IV Section D, or insolvency of Summit not attributable to Maddy, or material breach by Summit, Maddy shall not, directly or indirectly, engage in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, in the following designated locations in Virginia (see Exhibit to Article VII Section A attached, which is incorporated herein by reference; this Exhibit was molded to include the counties where municipalities are located) or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

For a period of one (1) year after Maddy’s employment with Summit is terminated for cause as set forth in Article IV Section D(iv), Maddy shall not, directly or indirectly, engage in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, in the following designated locations in Virginia (see Exhibit to Article VII Section A attached, which is incorporated herein by reference; this Exhibit was molded to include the counties where municipalities are located), or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

For purposes of this Article VII Section A, being engaged in the business of banking shall mean Maddy’s engaging in any business or activity of any nature that is competitive with the business of Summit or its affiliates in the specified geographic area or Maddy’s solicitation of business from clients with a primary or principal office in the specified geographic area.

B.           During Maddy’s employment by Summit and for two (2) years after Maddy’s employment with Summit is terminated for any reason other than for cause under Article IV Section D(iv), insolvency of Summit not attributable to Maddy, or material breach by Summit, Maddy shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of the Summit or its affiliates to terminate his or her employment for the purpose of joining, associating or becoming an affiliate of Maddy in any business which is in competition with any business or activity engaged in by the Summit or its affiliates.

For a period of one (1) year after Maddy’s employment is terminated for cause as set forth in Article IV Section D(iv), Maddy shall not on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of Summit or its affiliates to terminate his or her employment for the purpose of joining, associating, or becoming affiliated with Maddy in any business that is in competition with any business or activity engaged in by Summit or its affiliates.

C.           Maddy further recognizes and acknowledges that in the event of the termination of Maddy’s employment with Summit for any reason other than for cause under Article IV Section D, or material breach by Summit, (1) a breach of the obligations and conditions set forth herein will irreparably harm and damage Summit; (2) an award of money damages may not be adequate to remedy such harm; and (3) considering Maddy’s relevant background, education and experience, Maddy believes that he will be able to earn a livelihood without violating the foregoing restrictions.  Consequently, Maddy agrees that, in the event that Maddy breaches any of the covenants set forth in this Article VII, Summit and/or its affiliates shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm and to recover money damages, insofar as they can be determined, including, without limitation, all costs and attorneys’ fees incurred by Summit in enforcing the provisions of this Article VII.

D.           In the event that this provision shall be deemed by any Court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or is overly broad in any other respect or for any other reason, then in such event this Employment Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area, or range of activity or otherwise, so as to render these provisions valid and enforceable, and as so modified, these shall be enforceable and enforced.

VIII.                     CONFIDENTIAL INFORMATION.

Maddy shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information (other than a Summit employee entitled to know such confidential information) concerning the assets, customer/client lists, business or affairs of Summit, and its affiliates, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure.  Notwithstanding the foregoing, nothing herein shall prevent Maddy from utilizing the knowledge and experience he has acquired in the banking industry including without limitation his knowledge of and experience with producer bonus plans.

All files, records, documents, information, letters, notes, media lists, notebook and similar items relating to the business of Summit shall remain the exclusive property of Summit.  Upon the expiration or earlier termination of this Agreement, or when requested by Summit, Maddy shall immediately deliver to Summit all such files, computer data files, records, documents, information and other items in the possession of or under the control of Maddy.

All business produced by Maddy while in the employ of Summit is the exclusive property of Summit unless specifically excluded elsewhere in this Agreement.  Maddy shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Summit.

IX.           ARBITRATION.

Any dispute between the parties arising out of or with respect to this Agreement or any of its provisions or Maddy’s employment with Summit, whether sounding in tort or contract, shall be resolved by the sole and exclusive remedy of binding arbitration. Maddy hereby waives his right to a jury trial and his right to receive noneconomic damages.  Arbitration shall be conducted in Moorefield, West Virginia, in accordance with the rules of the American Arbitration Association (“AAA”).  The parties agree each to select one arbitrator from an AAA employment panel.  Within ten days after selection of the second arbitrator, the two arbitrators shall promptly select a third arbitrator.  The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrators.  The panel of arbitrators shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision.  The arbitration decision shall be final and subject to enforcement in the local circuit court.

In any arbitration proceeding between the parties, the losing party shall pay to the prevailing party all reasonable expenses and costs including attorneys’ fees incurred by the prevailing party during the arbitration proceeding, provided, that in the event Maddy becomes entitled to reimbursement under this Article IX, the following provisions shall apply:  (i) reimbursement provided under this Article IX during any taxable year of Maddy shall not affect reimbursement to be provided under this Article IX in any other taxable year; (ii) reimbursement under this Article IX shall be made thirty (30) days after Maddy requests reimbursement hereunder, provided that in no event shall any payment under this Article IX be made after the last day of Maddy’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement under this Article IX shall be subject to liquidation or exchange for any other benefit, and (iv) reimbursement provided under this Article IX shall be subject to the provisions of Article V Section F 8 herein, to the extent applicable.  A party shall be considered a prevailing party if:

(i)           it initiated the arbitration and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled) or judgment;

(ii)           the other party withdraws its action without substantially obtaining the relief it sought, or

(iii)           it did not initiate the arbitration and judgment is entered for either party, but without substantially granting the relief sought.

X.           MISCELLANEOUS PROVISIONS

A.           Notices.  Whenever notices are given pursuant to this Agreement, or with relation to any matter arising hereunder, such notices shall be given to such parties at the address set opposite their name below, and shall be given in writing, by registered mail, return receipt requested:

Summit Financial Group, Inc.	300 North Main Street
Moorefield, West Virginia 26836

H. Charles Maddy, III	P. O. Box 979
Old Fields, West Virginia 26845

B.           Prior Agreements.  This Agreement represents the entire agreement between the parties, and all prior representations, promises or statements are merged with and into this document.

C.           Amendments.  Any amendments to this Agreement must be in writing and signed by all parties hereto except that extensions of the term of this Agreement under Article III may be evidenced by Board of Directors or Nominating and Compensation Committee minutes, all provided that (i) no amendment to this Agreement shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Article X Section C are irrevocable.

D.           Governing Law.  The laws of West Virginia shall govern the interpretation and enforcement of this Agreement.

E.           Headings.  The headings used in this Agreement are used solely for the convenience of the parties and are not to be used in construing or interpreting the Agreement.

F.           Severability of Provisions.  In the event of a determination by a court of competent jurisdiction that one or more of the contract clauses is or are found to be unenforceable, illegal, contrary to public policy, or otherwise unenforceable, then this Agreement shall remain in full force and effect except for such clauses.

G.           Indemnification.  To the fullest extent permitted under applicable West Virginia law and federal banking law, Summit agrees that it will indemnify and hold harmless Maddy from and against all costs and expenses, including without limitation, all court costs and attorneys’ fees, incurred by him during his lifetime in defending any and all claims, demands, proceedings, suits or actions, actually instituted or threatened, by third parties, involving this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto; provided, that in the event Maddy becomes entitled to reimbursement under this Article X Section G, the following provisions shall apply:  (i) reimbursement provided under this Article X Section G during any taxable year of Maddy shall not affect reimbursement to be provided under this Article X Section G in any other taxable year; (ii) reimbursement under this Article X Section G shall be made thirty (30) days after Maddy requests reimbursement hereunder, provided that in no event shall any payment under this Article X Section G be made after the last day of Maddy’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement under this Article X Section G shall be subject to liquidation or exchange for any other benefit, and (iv) reimbursement provided under this Article X Section G shall be subject to the provisions of Article V Section F 8 herein, to the extent applicable.

H.           Authority to Execute Documents.  The undersigned representative of Summit certifies and represents that he is authorized to enter into its binding agreement with Maddy.

I.           Waiver of Breach.  A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision.  No requirement of this Agreement may be waived except in writing by the party adversely affected.

J.           Binding Effect and Assignability.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which Summit or Bank may merge or consolidate or to which either of them may transfer all or substantially all of their assets. Insofar as Maddy is concerned, this Agreement, being personal, cannot be assigned as to performance or for any other purpose.

K.           Date Payments Deemed Made.  In accordance with Code Section 409A and to the extent permitted by said Code Section 409A and the regulations and guidance issued thereunder, any payment to or on behalf of Maddy under this Agreement shall be treated as having been made on a date specified in this Agreement if it is made on a later date within Maddy’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date provided that, in any event, Maddy is not permitted, directly or indirectly, to designate the taxable year of any payment.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day first written above:

SUMMIT FINANCIAL GROUP, INC.

By:  /s/ Oscar M. Bean______   _________

Its:  Chairman_______________________

_/s/ H. Charles Maddy, III______________
H. CHARLES MADDY, III

Exhibit to Article VII Section A of Amended and Restated Employment Agreement by and between
Summit Financial Group, Inc. and H. Charles Maddy, III, dated _December 31__, 2008
Designated Virginia Locations

Ashburn

Charlottesville

Fredericksburg

Leesburg

Purcellville

Warrenton

*	The designation of the municipality expressly includes the county in which the municipality is located.